First National Community Bank Appoints David D. Keim  First Senior Vice President and Chief Credit Officer

-- Hiring is a strategic move to strengthen and reinforce the management team in an effort to enhance the institution’s risk processes and procedures to increase  organizational efficiency and profitability --

(Dunmore, PA) - August 8, 2010 - First National Community Bancorp, Inc., (OTC Bulletin Board: FNCB) the parent company of Dunmore-based First National Community Bank, today announced the appointment of David D. Keim First Senior Vice President and Chief Credit Officer.

“We are pleased to be adding David’s experience to our institution’s management team as he has a wealth of industry knowledge that spans more than two decades and multiple community and regional banking institutions,” said Interim President and Chief Executive Officer Jerry A. Champi.  “His expertise and operational focus will be a key asset as we move to elevate our institution’s credit function.”

In his new role, Keim will be responsible for credit and loan administration, loan review and asset recovery.

Prior to joining First National Community Bank, Keim served as Chief Risk Officer for Heartland Financial, where he held the responsibility of developing an enterprise risk management process for the institution which has 10 banks in eight states.  He also oversaw the audit, compliance and loan review functions.  He also worked for Susquehanna Bancshares most recently as Senior Executive Vice President and Chief Credit Officer, where he was responsible for commercial credit portfolio management and guiding and directing the integration of merger-related loan activities.

Keim earned his bachelor’s degree in business administration, with a concentration in finance, from Drexel University and is a graduate of the Stonier Graduate School of Banking at Rutgers University.

He is a member of the Risk Management Association (RMA) and the RMA Credit Risk Counsel, and he is also a long-serving advisory committee member for the BAI National Loan Review Conference.  From 2005 - 2007, Keim served on the RMA Operational Risk Counsel.

-- more --

About First National Community Bank:
First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

# # # #

MEDIA CONTACT:

Judy LaCouture
AVP/Director of Marketing
First National Community Bank
(570) 340-6144
jlacoutu@fncb.com